News Release

November 10, 2015

Ashland Inc. to webcast Nov. 11 investor conference in New York City

COVINGTON, Ky. - Ashland Inc. (NYSE: ASH) today said it plans to webcast its investor conference on November 11, 2015, from the Marriott Essex House in New York City. The live webcast will begin at approximately 8:30 a.m. (EST) and conclude at approximately 11:45 am. In conjunction with the event, the company will post a slide presentation in the Investor Relations section of its website at http://investor.ashland.com.

Among those presenting at the conference will be:

•	Bill Wulfsohn, chairman and chief executive officer;

•	Kevin Willis, senior vice president and chief financial officer;

•	Luis Fernandez-Moreno, Ashland senior vice president and president of Ashland’s Chemicals Group; and

•	Sam Mitchell, Ashland senior vice president and president of Valvoline.

The webcast and supporting materials will be accessible through the Investor Relations section of Ashland's website at http://investor.ashland.com. Following the live event, an archived version of the webcast and supporting materials will be available on the Ashland website.

About Ashland
Ashland Inc. (NYSE: ASH) is a global leader in providing specialty chemical solutions to customers in a wide range of consumer and industrial markets, including adhesives, architectural coatings, automotive, construction, energy, food and beverage, personal care and pharmaceutical. Through our three business units - Ashland Specialty Ingredients, Ashland Performance Materials and Valvoline - we use good chemistry to make great things happen for customers in more than 100 countries. Visit ashland.com to learn more.

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FOR FURTHER INFORMATION:

Media Relations:
Gary Rhodes
+1 (859) 815-3047
glrhodes@ashland.com

Investor Relations:
Seth A. Mrozek
+1 (859) 815-3527
samrozek@ashland.com